EXHIBIT 99.4

AMENDMENT TO FINANCING AGREEMENT

This AMENDMENT TO FINANCING AGREEMENT (this “Amendment”) is dated as of November ___, 2015 by and among Abtech Holdings, Inc. (the “Company”) and the persons or entities set forth on Exhibit A hereto (the “Participants”), all of which are parties to that certain Financing Agreement dated October 19, 2015 (the “Agreement”) by and among the Company and the Participants.

WHEREAS, the Company and the Participants have executed the Agreement and desire that the Offering described in the Agreement be allowed to proceed to closing despite the fact that, two individuals intended to be parties to the Agreement, F. Daniel Gabel and William Smith (the “Excluded Parties”), have not yet signed the Agreement; and

WHEREAS, the debt to be converted by Participants that have executed the Financing Agreement totals approximately $10,770,594 and the debt held by the Excluded Parties totals approximately $1,233,298; and

WHEREAS, the Company and the participants are willing to proceed with the transaction contemplated by the Agreement with or without the participation of the Excluded Parties and acknowledge that they may not execute the Agreement; and

WHEREAS, the Company and the Participants desire to specify the terms under which the Agreement may proceed to closing without the participation of the Excluded Parties;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and agreements herein contained, the Company and the Participants agree as follows:

1.	The Agreement is hereby amended to exclude the participation by the Excluded Parties, provided that the following conditions are met prior to the Stage Two Closing:

a.	The $3.5 million of debt to be converted prior to the Stage One Closing shall have been converted to Company common stock with such conversion not being conditioned upon the ultimate completion of the Offering or the Agreement;

b.	The Company shall have received executed Securities Purchase Agreements from Participants in the Offering aggregating not less than the Minimum Offering Amount of $2.5 million;

c.	The Written Consent of Stockholders described in Section 2.1(c) of the Agreement, which authorized the Company to increase the number of authorized shares of common stock from 300 million shares to 800 million shares, shall have been approved by a majority of the Company’s stockholders and the Information Statement described in Section 2.1(b) of the Agreement shall have been filed with the Securities and Exchange Commission.

2.	The Closing Share Price for the Offering as described in Section 2.1(a) of the Agreement shall be $0.035.

3.	The Conversion Terms described in Section 1.1 of the Agreement shall be amended to provide that the Company may offer debt conversion terms to Debt Holders at not less than $0.03 per share.

4.	The following parties shall be added as Purchasers in the Agreement and Exhibits A and Schedule 2.1(a)(ii) shall be amended accordingly: Christopher Davis and Harry Mittelman Revocable Living Trust.

5.	Schedule 2.3(a) and 2.3(b) shall be amended to include additional prefunding by the following Purchasers:

Name of Purchaser	Amount	Warrants

Donald R. Kendall	$50,000.00	50,000

Harry Mittelman Revocable Living Trust	$100,000.00	100,000

Christopher Davis	$50,000.00	50,000

6.	The Company shall not use the proceeds of the Offering to repay the debt held by the Excluded Parties except to the extent that the aggregate proceeds of the Offering exceed $4 million.

7.	The parties hereby waive any provisions of Sections 2.2, 6.1, or 6.2 of the Agreement requiring a deliverable or other item to be accomplished prior to the Stage One Closing or Stage Two Closing, which, as a result of this Amendment, is determined by the Company in its reasonable discretion, to no longer be necessary.

8.	All other terms and provisions of the Agreement shall remain unchanged.

9.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Amendment may be delivered by facsimile and by scanned .pdf image.

10.	This Amendment is governed by the laws of Nevada. The state or federal courts located within Maricopa County in the State of Arizona shall have exclusive jurisdiction over any and all disputes between the parties arising out of or relating to this Amendment.

All terms used in this Amendment that are not defined herein shall have the meanings specified for such terms in the Agreement.

IN WITNESS WHEREOF, the Participants and the Company have caused this Amendment to be duly executed as of the date first above written.

[Signature pages to follow]

COMPANY
Abtech Holdings, Inc.

By:	/s/ Glenn R. Rink
Name:	Glenn R. Rink
Title:	President, C.E.O.

GOLDEN PROPERTIES LTD

By:	/s/Alex Lau
Name:	Alex Lau
Title:	Vice President

HUGO NEU CORPORATION

By:	/s/Wendy Neu
Name:	Wendy Neu
Title:	C.E.O.

ALEXANDER MOULDOVAN

/s/ Alexander Mouldovan

DONALD R. KENDALL, JR.

/s/ Donal R. Kendall, Jr.

HARRY MITTELMAN AND BRENDA MITTELMAN LIVING TRUST

By:	/s/ Harry Mittelman	By:	/s/ Brenda Mittelman
	Name: Harry Mittelman Name:	Brenda Mittelman
	Title: Trustee	Title: Trustee

HARRY MITTELMAN REVOCABLE LIVING TRUST

By:	/s/ Harry Mittelman
Name: Harry Mittelman
Title: Trustee

STEVEN W. KOHLHAGEN IRA

By:	/s/ Steven W. Kohlhagen
Name:	Steven W. Kohlhagen

UPEN BHARWADA

/s/ Upen Bharwada

CHRISTOPHER DAVIS

/s/ Christopher Davis

EXHIBIT A TO AMENDMENT TO FINANCING AGREEMENT

List of Participants:

GOLDEN PROPERTIES LTD

HUGO NEU CORPORATION

ALEXANDER MOULDOVAN

DONALD R. KENDALL, JR

HARRY MITTELMAN AND BRENDA MITTELMAN LIVING TRUST

HARRY MITTELMAN REVOCABLE LIVING TRUST

STEVEN W. KOHLHAGEN IRA

UPEN BHARWADA

CHRISTOPHER DAVIS

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